Exhibit 99.1
For Immediate Release:
RENT-A-CENTER, INC. REPORTS FOURTH QUARTER AND YEAR END 2016 RESULTS
______________________________________________

Plano, Texas, February 13, 2017 - Rent-A-Center, Inc. (the "Company") (NASDAQ/NGS: RCII) today announced results for the quarter and year ended December 31, 2016.
Notable Items for the Quarter
GAAP Basis

•
For the fourth quarter of 2016, loss before income taxes was $170.9 million, compared to $1,132.8 million for the fourth quarter of 2015. In the fourth quarter of 2015, a $1,170.0 million goodwill impairment charge was taken in the Core U.S. segment

•
The Company’s annual goodwill impairment testing performed for the fourth quarter of 2016 resulted in the recognition of an impairment of $151.3 million, thus writing off all the remaining goodwill in the Core U.S. segment.  The impairment is a non-cash charge and does not affect liquidity, debt covenants or the Company’s ability to declare and pay dividends.  We are in the process of finalizing the income tax effect of this impairment charge and certain deferred tax items, and expect to include this information in our Annual Report on Form 10-K for the year ended December 31, 2016. As a result, we are unable to report net loss or diluted loss per share for the fourth quarter of 2016 on a GAAP basis at this time

Excluding Special Items (see non-GAAP reconciliation below)

•	For the fourth quarter of 2016, loss before income taxes was $21.5 million, compared to earnings before income taxes of $41.5 million for the fourth quarter of 2015

•	Diluted loss per share was $0.23 compared to earnings of $0.54 for the fourth quarter of 2015. For the full year 2016, diluted earnings per share was $0.77 compared to $2.03 in the prior year

•	Consolidated total revenues decreased 13.8 percent to $684.1 million and same store sales decreased 9.6 percent

•	Core U.S. revenue decreased by 17.6 percent and same store sales decreased by 14.2 percent

•	Acceptance Now revenue decreased by 1.7 percent and same store sales increased by 1.0 percent

•	The Company's EBITDA as a percent of total revenues was 1.5 percent, down 780 basis points to prior year and operating loss as a percent of total revenues was 1.4 percent, down 820 basis points

•
For the full year 2016, the Company generated $353.7 million of cash from operations, capital expenditures totaled $61.1 million, and the Company ended the year with $95.4 million of cash and cash equivalents

•	The Company reduced its outstanding debt balance by $233.8 million in 2016 compared to prior year and total debt was $734.6 million as of December 31, 2016

•	The Consolidated Leverage Ratio was at 3.58x and the Fixed Charge Coverage Ratio was at 1.50x as of December 31, 2016

“As previously announced, the fourth quarter proved to be much more challenging than expected due to recovery challenges from the POS system outages in the previous quarter, heavy promotional activity, and historically high delinquencies,” stated Mark E. Speese, Interim Chief Executive Officer of Rent-A-Center, Inc.

“Today, we are intensely focused on turning the Core business around by improving our product mix, delivering a better value proposition for customers, stabilizing our workforce and improving our account management. Within the Acceptance Now business, we recently signed pilot agreements for the first time with two new national retailers representing a significant scale opportunity. We are leveraging technology investments and new capabilities to enable or accelerate our business strategies and to better serve and engage customers. We remain committed to taking all necessary actions to execute our turnaround and are moving forward with urgency to drive improved results and shareholder value, including an execution of a cost rationalization plan to achieve approximately 6% reduction in the field support center workforce,” Mr. Speese concluded.
Goodwill Write-Down
Testing of goodwill for impairment at the reporting unit level is performed annually, and this testing resulted in the recognition of an impairment of goodwill in the Core U.S. business. Substantially all of this goodwill was created as a result of the acquisition growth strategy pursued from 1993 until 2006.
Same Store Sales (Unaudited)

Table 1	2016				2015
Period	Core U.S.	Acceptance Now	Mexico	Total	Core U.S.	Acceptance Now	Mexico	Total
Three months ended December 31	(14.2)%	1.0%	(1.8)%	(9.6)%	(2.2)%	13.7%	4.4%	1.7%
Year ended December 31	(9.0)%	(0.4)%	6.6%	(6.2)%	0.1%	25.8%	9.6%	5.7%
Note: Same store sales generally represents revenue earned in stores that were operated by us for 13 months or more and are reported on a constant currency basis.
Quarterly Operating Performance
Explanations of performance are excluding special items and compared to the prior year unless otherwise noted.
CORE U.S. fourth quarter revenues of $472.9 million decreased 17.6 percent primarily due to lower same store sales and the continued rationalization of our Core U.S. store base. Gross profit as a percent of total revenue was impacted by heavy promotional activity. Labor expenses decreased $17.3 million, however, as a percent of store revenue, increased due to sales deleverage. Other store expenses were positively impacted by lower store count, however, as a percent of store revenue, increased primarily due to sales deleverage and higher skip/stolen losses which increased by 110 basis points.
ACCEPTANCE NOW fourth quarter revenues of $193.5 million decreased 1.7 percent while same store sales increased as lower store count was partially offset by higher purchase volume per store. Gross profit as a percent of total revenue declined versus the prior year primarily due to lower gross profit margin on merchandise sales. Labor, as a percent of store revenue was flat versus the prior year. Other store expenses, as a percent of store revenue, were negatively impacted by higher skip/stolen losses which increased by 200 basis points.
MEXICO fourth quarter revenues decreased 23.9 percent driven by currency fluctuations, store closures and lower same store sales that were lower by 1.8 percent. Gross profit as a percent of total revenue improved 520 basis points driven by revenue mix and higher merchandise sales gross margin due to pricing initiatives.
FRANCHISING fourth quarter revenues decreased 23.2 percent and operating profit decreased by $0.4 million driven by fees associated with a new franchise in 2015.
Other

General and administrative expenses increased in the fourth quarter of 2016 by $8.9 million, primarily due to timing differences related to compensation costs, including severance, and costs related to preparing for the Acceptance Now national accounts pilots. For the full year of 2016, general and administrative expenses increased $2.8 million.

The Company remains focused on reducing costs and has executed on a cost rationalization plan that will reduce the field support center workforce by approximately 6%.

Non-GAAP Reconciliation
To supplement the Company's financial results presented on a GAAP basis, Rent-A-Center uses the non-GAAP measures ("special items”) indicated in Table 2 below. As stated above, because we are unable to report net loss or diluted loss per share on a GAAP basis at this time, we have included a reconciliation of loss before income taxes. Special items include charges in 2016 for goodwill impairment in the Core U.S. segment, restructuring charges in 2016 for the closure of certain Core U.S. and Mexico stores, and Acceptance Now locations. Gains or charges related to sales of stores and store closures will generally recur with the occurrence of these events in the future. The presentation of these financial measures is not in accordance with, or an alternative for, accounting principles generally accepted in the United States and should be read in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP. Rent-A-Center management believes that excluding special items from the GAAP financial results provides investors a clearer perspective of the Company's ongoing operating performance and a more relevant comparison to prior period results.
Reconciliation of loss before income taxes to (loss) earnings before income taxes excluding special items:

Table 2	Three Months Ended December 31		Twelve Months Ended December 31
(In thousands, except per share data)	2016	2015	2016	2015
Loss before income taxes	$(170,876)	$(1,132,758)	$(113,274)	$(1,056,580)
Special items:
Other charges	—	—	—	34,698
Goodwill impairment charge	151,320	1,170,000	151,320	1,170,000
Other (gains) and charges(1)	(1,941)	4,211	20,299	20,651
(Loss) earnings before income taxes, excluding special items	$(21,497)	$41,453	$58,345	$168,769
(1) Other (gains) and charges primarily includes restructuring charges related to the closure of Core U.S. and Mexico stores, and Acceptance Now locations in 2016, and corporate restructuring charges and losses incurred on the sale of Core U.S. and Canada stores in 2015. Restructuring charges are primarily comprised of lease obligation costs, employee severance, asset disposals, and miscellaneous costs incurred as a result of the closures. The three months and twelve months ended December 31, 2016 is partially offset by a pre-tax gain related to a litigation claims settlement
2017 Guidance
The Company is not providing annual guidance as it relates to revenue or diluted earnings per share for 2017. In an effort to enhance transparency regarding the Company’s results and turnaround efforts, the Company will shift to a monthly report of key operating metrics. The Company believes these changes will provide the investment community meaningful insight into the progress the Company is making on its turnaround.
The Company will provide the metrics outlined below for our two main operating segments.
Core U.S.

•	Same Store Sales - year over year revenue performance on comparable stores

•	Delinquencies - percent of customer agreements greater than 7 days past due vs. prior year

•	Monthly rate - average monthly rate of agreements originated in the period vs. prior year

•	Turnover - annualized year to date store co-worker turnover vs. prior year
Acceptance NOW

•	Same Store Sales - year over year revenue performance on comparable stores

•	Delinquencies - percent of customer agreements, in staffed locations, greater than 32 days past due vs. prior year
Webcast Information
Rent-A-Center, Inc. will host a conference call to discuss the fourth quarter results, guidance and other operational matters on Tuesday morning, February 14, 2017, at 8:30 a.m. ET. For a live webcast of the call, visit http://investor.rentacenter.com. Certain financial and other statistical information that will be discussed during the conference call will also be provided on the same website.

About Rent-A-Center, Inc.
A rent-to-own industry leader, Plano, Texas-based, Rent-A-Center, Inc., is focused on improving the quality of life for its customers by providing them the opportunity to obtain ownership of high-quality, durable products such as consumer electronics, appliances, computers, furniture and accessories, under flexible rental purchase agreements with no long-term obligation. The Company owns and operates approximately 2,600 stores in the United States, Mexico, Canada and Puerto Rico, and approximately 1,900 Acceptance Now kiosk locations in the United States and Puerto Rico. Rent-A-Center Franchising International, Inc., a wholly owned subsidiary of the Company, is a national franchiser of approximately 230 rent-to-own stores operating under the trade names of "Rent-A-Center", "ColorTyme", and "RimTyme". For additional information about the Company, please visit our website at www.rentacenter.com.
Forward-Looking Statements
This press release and the guidance above contain forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," or "believe," or the negative thereof or variations thereon or similar terminology. The Company believes that the expectations reflected in such forward-looking statements are accurate. However, there can be no assurance that such expectations will occur. The Company's actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the general strength of the economy and other economic conditions affecting consumer preferences and spending; factors affecting the disposable income available to the Company's current and potential customers; changes in the unemployment rate; difficulties encountered in improving the financial and operational performance of the Company's business segments; our chief executive officer and chief financial officer transitions, including our ability to effectively operate and execute our strategies during the interim period and difficulties or delays in identifying and attracting a permanent chief executive officer and chief financial officer, each with the required level of experience and expertise; failure to manage the Company's store labor (including overtime pay) and other store expenses; the Company’s ability to develop and successfully execute strategic initiatives; disruptions caused by the implementation and operation of the Company's new store information management system, including capacity-related outages; the Company’s ability to successfully market smartphones and related services to its customers; the Company's ability to develop and successfully implement virtual or e-commerce capabilities; failure to achieve the anticipated profitability enhancements from the changes to the 90 day option pricing program and the development of dedicated commercial sales capabilities; disruptions in the Company's supply chain; limitations of, or disruptions in, the Company's distribution network; rapid inflation or deflation in the prices of the Company's products; the Company's ability to execute and the effectiveness of a store consolidation, including the Company's ability to retain the revenue from customer accounts merged into another store location as a result of a store consolidation; the Company's available cash flow; the Company's ability to identify and successfully market products and services that appeal to its customer demographic; consumer preferences and perceptions of the Company's brand; uncertainties regarding the ability to open new locations; the Company's ability to acquire additional stores or customer accounts on favorable terms; the Company's ability to control costs and increase profitability; the Company's ability to retain the revenue associated with acquired customer accounts and enhance the performance of acquired stores; the Company's ability to enter into new and collect on its rental or lease purchase agreements; the passage of legislation adversely affecting the rent-to-own industry; the Company's compliance with applicable statutes or regulations governing its transactions; changes in interest rates; adverse changes in the economic conditions of the industries, countries or markets that the Company serves; information technology and data security costs; the impact of any breaches in data security or other disturbances to the Company's information technology and other networks and the Company's ability to protect the integrity and security of individually identifiable data of its customers and employees; changes in the Company's stock price, the number of shares of common stock that it may or may not repurchase, and future dividends, if any; changes in estimates relating to self-insurance liabilities and income tax and litigation reserves; changes in the Company's effective tax rate; fluctuations in foreign currency exchange rates; the Company's ability to maintain an effective system of internal controls; the resolution of the Company's litigation; and the other risks detailed from time to time in the Company's SEC reports, including but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2015, and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016, and September 30, 2016. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact for Rent-A-Center, Inc.:
Maureen Short
Interim Chief Financial Officer
(972) 801-1899
maureen.short@rentacenter.com

Rent-A-Center, Inc. and Subsidiaries
STATEMENT OF EARNINGS HIGHLIGHTS - UNAUDITED

Table 3	Three Months Ended December 31,
	2016		2016	2015		2015
	Before		After	Before		After
	Special Items		Special Items	Special Items		Special Items
	(Non-GAAP		(GAAP	(Non-GAAP		(GAAP
(In thousands, except per share data)	Earnings)		Earnings)	Earnings)		Earnings)
Total revenues	$684,104		$684,104	$793,833		$793,833
Operating (loss) profit	(9,897)	(1)	(159,276)	53,459	(2)	(1,120,752)
(Loss) earnings before income taxes	(21,497)	(1)	(170,876)	41,453	(2)	(1,132,758)
Adjusted EBITDA	$9,961		$9,961	$74,039		$74,039
Reconciliation to adjusted EBITDA:
(Loss) earnings before income taxes	$(21,497)	(1)	$(170,876)	41,453	(2)	$(1,132,758)
Add back (subtract):
Goodwill impairment charge	—		151,320	—		1,170,000
Other (gains) and charges	—		(1,941)	—		4,211
Interest expense, net	11,600		11,600	12,006		12,006
Depreciation, amortization and write-down of intangibles	19,858		19,858	20,580		20,580
Adjusted EBITDA	$9,961		$9,961	$74,039		$74,039
(1) Excludes the effects of a $151.3 million pre-tax goodwill impairment charge in the Core U.S. segment, a $0.3 million pre-tax restructuring charge and a $2.2 million pre-tax gain related to a litigation claims settlement. These charges reduced loss before income taxes for the three months ended December 31, 2016, by approximately $149.4 million.
(2) Excludes the effects of a $1,170.0 million pre-tax goodwill impairment charge in the Core U.S. segment, a $2.2 million pre-tax loss on the sale of Core U.S. stores and a $2.0 million pre-tax restructuring charge. These charges reduced loss before income taxes for the three months ended December 31, 2015, by approximately $1,174.2 million.

Table 4	Twelve Months Ended December 31,
	2016		2016	2015		2015
	Before		After	Before		After
	Special Items		Special Items	Special Items		Special Items
	(Non-GAAP		(GAAP	(Non-GAAP		(GAAP
(In thousands, except per share data)	Earnings)		Earnings)	Earnings)		Earnings)
Total revenues	$2,963,252		$2,963,252	$3,278,420		$3,278,420
Operating profit (loss)	105,023	(1)	(66,596)	217,461	(2)	(1,007,888)
Earnings (loss) before income taxes	58,345	(1)	(113,274)	168,769	(2)	(1,056,580)
Adjusted EBITDA	$185,479		$185,479	$298,181		$298,181
Reconciliation to adjusted EBITDA:
Earnings (loss) before income taxes	$58,345	(1)	$(113,274)	$168,769	(2)	$(1,056,580)
Add back:
Other charges	—		—	—		34,698
Goodwill impairment charge	—		151,320	—		1,170,000
Other charges	—		20,299	—		20,651
Interest expense, net	46,678		46,678	48,692		48,692
Depreciation, amortization and write-down of intangibles	80,456		80,456	80,720		80,720
Adjusted EBITDA	$185,479		$185,479	$298,181		$298,181
(1) Excludes the effects of a $151.3 million pre-tax goodwill impairment charge, $22.5 million of pre-tax restructuring charges primarily related to the closure of Core U.S. and Mexico stores, and Acceptance Now locations, partially offset by a $2.2 million pre-tax gain related to a litigation claims settlement. These charges reduced loss before income tax for the twelve months ended December 31, 2016, by approximately $171.6 million.

(2)
Excludes the effects of a $1,170.0 million pre-tax goodwill impairment charge in the Core U.S. segment, a $34.7 million pre-tax write-down of smartphones, a $7.5 million pre-tax loss on the sale of Core U.S. and Canada stores, a $7.2 million pre-tax charge related to the closure of Core U.S. and Mexico stores, $2.8 million of pre-tax charges for start-up and warehouse closure expenses related to our sourcing and distribution initiative, a $2.0 million pre-tax restructuring charge and $1.1 million of losses for other store sales and closures. These charges reduced loss before income taxes for the twelve months ended December 31, 2015, by approximately $1,225.3 million.

SELECTED BALANCE SHEET HIGHLIGHTS - UNAUDITED

Table 5	December 31,
	2016		2015
(In thousands)			Revised
Cash and cash equivalents	$95,396		$60,363
Receivables, net	69,785		69,320
Rental merchandise, net
On rent	795,118		907,625
Held for rent	206,836		228,847
Goodwill	55,308		206,122

Senior debt, net	$186,747	(1)	$419,648	(1)
Senior notes, net	537,483	(1)	536,185	(1)

(1)
In accordance with a newly adopted accounting standard, debt balances are now presented net of unamortized debt issuance costs and the 2015 amounts have been revised to conform to the current period presentation. Unamortized debt issuance costs related to Senior Debt were $5.1 million and $6.0 million at December 31, 2016 and 2015, respectively. Unamortized debt issuance costs related to Senior Notes were $5.3 million and $6.6 million at December 31, 2016 and 2015, respectively. These unamortized debt issuance costs were previously presented in Prepaid Expenses and Other Assets.

Rent-A-Center, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS BEFORE INCOME TAXES - UNAUDITED

Table 6	Three Months Ended December 31,				Year Ended December 31,
(In thousands, except per share data)	2016		2015		2016		2015
Revenues
Store
Rentals and fees	$584,869		$682,397		$2,500,053		$2,781,315
Merchandise sales	69,495		76,742		351,198		377,240
Installment sales	20,791		22,038		74,509		76,238
Other	2,705		4,527		12,706		19,158
Total store revenues	677,860		785,704		2,938,466		3,253,951
Franchise
Merchandise sales	4,275		5,555		16,358		15,577
Royalty income and fees	1,969		2,574		8,428		8,892
Total revenues	684,104		793,833		2,963,252		3,278,420
Cost of revenues
Store
Cost of rentals and fees	160,011		180,088		664,845		728,706
Cost of merchandise sold	70,254		74,568		323,727		356,696
Cost of installment sales	7,045		7,552		24,285		25,677
Total cost of store revenues	237,310		262,208		1,012,857		1,111,079
Other charges	—		—		—		34,698	(6)
Franchise cost of merchandise sold	4,073		5,250		15,346		14,534
Total cost of revenues	241,383		267,458		1,028,203		1,160,311
Gross profit	442,721		526,375		1,935,049		2,118,109
Operating expenses
Store expenses
Labor	193,381		211,198		789,049		854,610
Other store expenses	191,855		202,499		791,614		833,914
General and administrative expenses	47,524		38,639		168,907		166,102
Depreciation, amortization and write-down of intangibles	19,858		20,580		80,456		80,720
Goodwill impairment charge	151,320	(1)	1,170,000	(3)	151,320	(1)	1,170,000	(3)
Other (gains) and charges	(1,941)	(2)	4,211	(4)	20,299	(5)	20,651	(7)
Total operating expenses	601,997		1,647,127		2,001,645		3,125,997
Operating loss	(159,276)		(1,120,752)		(66,596)		(1,007,888)
Interest expense	11,757		12,115		47,181		49,326
Interest income	(157)		(109)		(503)		(634)
Loss before income taxes	$(170,876)		$(1,132,758)		$(113,274)		$(1,056,580)

(1)	Includes a $151.3 million goodwill impairment charge in the Core U.S. segment.
(2) Includes a $0.3 million restructuring charge offset by a $2.2 million litigation claims settlement.
(3) Includes a $1,170.0 million goodwill impairment charge in the Core U.S. segment.
(4) Includes a $2.2 million loss on the sale of Core U.S. stores and a $2.0 million restructuring charge.
(5) Includes a $22.5 million restructuring charge offset by a $2.2 million litigation claims settlement.
(6) Includes a $34.7 million write-down of smartphones.
(7)Includes a $7.5 million loss on the sale of Core U.S. and Canada stores, a $7.2 million charge related to the closure of Core U.S. and Mexico stores, $2.8 million of charges for start-up and warehouse closure expenses related to our sourcing and distribution initiative, a $2.0 million restructuring charge and $1.1 million of losses for other store sales and closures.

Rent-A-Center, Inc. and Subsidiaries
SEGMENT INFORMATION HIGHLIGHTS - UNAUDITED

Table 7	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Revenues
Core U.S.	$472,943	$573,768	$2,069,725	$2,371,823
Acceptance Now	193,504	196,932	817,814	818,325
Mexico	11,413	15,004	50,927	63,803
Franchising	6,244	8,129	24,786	24,469
Total revenues	$684,104	$793,833	$2,963,252	$3,278,420

Table 8	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Gross profit
Core U.S.	$329,590	$407,876	$1,467,679	$1,644,840	(1)
Acceptance Now	102,889	105,787	422,381	420,980
Mexico	8,071	9,833	35,549	42,354
Franchising	2,171	2,879	9,440	9,935
Total gross profit	$442,721	$526,375	$1,935,049	$2,118,109
(1) Includes a $34.7 million write-down of smartphones.

Table 9	Three Months Ended December 31,				Year Ended December 31,
	2016		2015		2016		2015
Operating (loss) profit
Core U.S.	$(128,029)	(1)	$(1,109,418)	(2)	$(1,020)	(4)	$(959,447)	(6)
Acceptance Now	19,417		28,842		105,925		123,971
Mexico	(646)		(1,157)		(2,449)	(5)	(14,149)	(7)
Franchising	1,382		1,789		5,650		5,793
Total segments	(107,876)		(1,079,944)		108,106		(843,832)
Corporate	(51,400)		(40,808)	(3)	(174,702)		(164,056)	(3)
Total operating loss	$(159,276)		$(1,120,752)		$(66,596)		$(1,007,888)
(1) Includes a $151.3 million goodwill impairment charge and $0.3 million of restructuring charges primarily related to the closure of Core U.S stores and Acceptance Now locations, offset by a $2.2 million pre-tax gain related to a litigation claims settlement.
(2) Includes a $1,170.0 million goodwill impairment charge and a $2.2 million loss on the sale of Core U.S. stores.

(3)	Includes a $2.0 million restructuring charge.

(4)	Includes a $151.3 million goodwill impairment charge and a $20.2 million restructuring charge, offset by a $2.2 million pre-tax gain related to a litigation claims settlement.
(5) Includes $2.3 million of restructuring charges related to the closure of Mexico stores.
(6) Includes a $1,170.0 million goodwill impairment charge, a $7.5 million loss on the sale of Core U.S. and Canada stores, a $4.2 million charge related to the closure of Core U.S. stores, $2.8 million of charges for start-up and warehouse closure expenses related to our sourcing and distribution initiative and $1.1 million of losses for other store sales and closures.

(7)	Includes a $3.0 million charge related to the closure of stores.

Table 10	Three Months Ended December 31,				Year Ended December 31,
	2016		2015		2016		2015
Depreciation, amortization and write-down of intangibles
Core U.S.	$8,784	(1)	$11,560	(1)	$39,734	(1)	$49,137	(1)
Acceptance Now	829		946		3,309		3,334
Mexico	630		1,109		3,179		5,160
Franchising	44		45		177		185
Total segments	10,287		13,660		46,399		57,816
Corporate	9,571		6,920		34,057		22,904
Total depreciation, amortization and write-down of intangibles	$19,858		$20,580		$80,456		$80,720
(1) We recorded goodwill impairment charges of $151.3 million and $1,170.0 million in the Core U.S. segment during the fourth quarters of 2016 and 2015, respectively, not included in the table above.

Table 11	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Capital expenditures
Core U.S.	$9,710	$9,342	$20,802	$21,739
Acceptance Now	873	724	2,330	2,473
Mexico	24	70	283	204
Total segments	10,607	10,136	23,415	24,416
Corporate	3,697	9,609	37,728	56,454
Total capital expenditures	$14,304	$19,745	$61,143	$80,870

Table 12	On Rent at December 31,		Held for Rent at December 31,
	2016	2015	2016	2015
Rental merchandise, net
Core U.S.	$426,845	$540,004	$192,718	$215,327
Acceptance Now	354,486	350,046	7,489	5,000
Mexico	13,787	17,575	6,629	8,520
Total rental merchandise, net	$795,118	$907,625	$206,836	$228,847

Table 13	December 31,
	2016	2015
Assets		Revised
Core U.S.	$872,551	$1,240,593
Acceptance Now	432,383	426,827
Mexico	31,415	38,898
Franchising	2,197	2,723
Total segments	$1,338,546	$1,709,041

Rent-A-Center, Inc. and Subsidiaries
LOCATION ACTIVITY - UNAUDITED

Table 14	Three Months Ended December 31, 2016
	Core U.S.	Acceptance Now Staffed	Acceptance Now Direct	Mexico	Franchising	Total
Locations at beginning of period	2,469	1,373	495	130	231	4,698
New location openings	—	70	17	—	—	87
Acquired locations remaining open	—	—	—	—	—	—
Conversions	—	2	(2)	—	—	—
Closed locations
Merged with existing locations	(2)	(14)	—	—	—	(16)
Sold or closed with no surviving location	(4)	—	(32)	—	(2)	(38)
Locations at end of period	2,463	1,431	478	130	229	4,731
Acquired locations closed and accounts merged with existing locations	—	—	—	—	—	—

Table 15	Three Months Ended December 31, 2015
	Core U.S.	Acceptance Now Staffed	Acceptance Now Direct	Mexico	Franchising	Total
Locations at beginning of period	2,697	1,468	223	143	207	4,738
New location openings	—	30	286	—	3	319
Acquired locations remaining open	—	—	—	—	—	—
Conversions	(18)	(25)	25	—	18	—
Closed locations
Merged with existing locations	(2)	(29)	—	—	—	(31)
Sold or closed with no surviving location	(5)	—	(2)	—	(1)	(8)
Locations at end of period	2,672	1,444	532	143	227	5,018
Acquired locations closed and accounts merged with existing locations	6	—	—	—	—	6

Table 16	Year Ended December 31, 2016
	Core U.S.	Acceptance Now Staffed	Acceptance Now Direct	Mexico	Franchising	Total
Locations at beginning of period	2,672	1,444	532	143	227	5,018
New location openings	—	171	67	1	2	241
Acquired locations remaining open	—	—	—	—	5	5
Conversions	—	1	(2)	—	—	(1)
Closed locations
Merged with existing locations	(185)	(185)	—	(4)	(1)	(375)
Sold or closed with no surviving location	(24)	—	(119)	(10)	(4)	(157)
Locations at end of period	2,463	1,431	478	130	229	4,731
Acquired locations closed and accounts merged with existing locations	3	—	—	—	—	3

Table 17	Year Ended December 31, 2015
	Core U.S.	Acceptance Now Staffed	Acceptance Now Direct	Mexico	Franchising	Total
Locations at beginning of period	2,824	1,406	—	177	187	4,594
New location openings	—	161	505	—	11	677
Acquired locations remaining open	5	—	—	—	—	5
Conversions	(40)	(29)	29	—	40	—
Closed locations
Merged with existing locations	(83)	(94)	—	(34)	—	(211)
Sold or closed with no surviving location	(34)	—	(2)	—	(11)	(47)
Locations at end of period	2,672	1,444	532	143	227	5,018
Acquired locations closed and accounts merged with existing locations	34	—	—	—	—	34